[NAME OF FUND]

                         TELEPHONIC PROXY AUTHORIZATION

     In connection with the meeting of shareholders of [Name of Fund] ("Fund") to be held on June , 1995, Shareholder Communications Corp. ("SCC"), which has been engaged by the Fund to assist in soliciting proxies, may contact certain shareholders of the Fund over the telephone. Shareholders that are contacted by SCC may be asked to authorize orally SCC to execute a proxy on their behalf ("Telephonic Proxy"). Such proxies will be recorded in accordance with the procedures set forth below. Management of the Fund believes these procedures are reasonably designed to ensure that the identity of the shareholder casting the vote is accurately determined and that the voting instructions of the shareholder are accurately reflected. SCC has received an opinion of [Venable, Baetjer and Howard, LLP] [Dechert Price & Rhoads] that addresses the validity, under the applicable law of the [State of Maryland] [Commonwealth of Massachusetts], of a proxy executed by an orally authorized agent. The opinion given by [Venable, Baetjer and Howard, LLP] [Dechert Price & Rhoads] concludes that a [Maryland] [Massachusetts] court would find that there is no [Maryland] [Massachusetts] law or [Maryland] [Massachusetts] public policy against the acceptance of proxies signed by an orally authorized agent.

     In all cases where a Telephonic Proxy is solicited, the SCC representative will ask you for your full name, address, social security or employer identification number, title (if you are authorized to act on behalf of an entity, such as a corporation), and number of shares owned. If the information solicited agrees with the information provided to SCC by the Fund, then the SCC representative will explain the process, read the proposals listed on the proxy card and ask for your instructions on each proposal. The SCC representative, although he or she will answer questions about the process, will not recommend to the shareholder how he or she should vote, other than to read any recommendations set forth in the proxy statement. Within 72 hours, SCC will send you a letter or mailgram to confirm your vote and asking you to call SCC
immediately   if  your   instructions   are  not  correctly   reflected  in  the
confirmation.

     If you wish to participate in the meeting of Shareholders, but do not wish to give your proxy by telephone, you may still submit the proxy card originally sent with your proxy statement or attend in person. Replacement proxy cards may be obtained by calling 1-800- - . Any proxy given by you, whether in writing or by telephone, is revocable.